BDC CAPITAL
500 Edgewater Drive, Suite 555, Wakefield, MA 01880
(781) 928-1100 • Fax (781) 928-1101
www.bdcnewengland.com

September 8, 2021

CPS Technologies Corp.
111 South Worcester Street
Norton, MA 02766

Re: Credit and Security Agreement dated September 25, 2019, (the **"Loan Agreement"**) by and between CPS Technologies Corp. (the **"Borrower"**) and Massachusetts Business Development Corporation (the **"Lender"**) and Related Documents (the **"Transaction Documents"**)

Gentlemen:

Massachusetts Business Development Corporation (MBDC), has agreed to amend the existing loan agreement to make the following changes:

MBDC has agreed to eliminate the float charge while there is no loan outstanding.

MBDC has agreed to return the minimum monthly interest to its original amount of $2,500 from the current $1,200.

These changes will begin as of October 1, 2021.

Nothing contained in this letter or any communications between the Lender and the Borrower shall be a waiver of any rights or remedies the Lender has or may have against the Borrower, except as specifically provided herein. The Lender hereby reserves and preserves all of its rights and remedies against the Borrower under the Loan Agreement, the Transaction Documents and applicable law.

Assent & Agreed to:

By: ______________________
Chuck Griffith
CFO

Very truly yours,
Massachusetts Business Development Corp.

By: ______________________
Stanley F. Horsman
Director of Business Finance

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